EXHIBIT 10.2

                        RESIGNATION AND RELEASE AGREEMENT

            This RESIGNATION AND RELEASE AGREEMENT (the "Agreement"), dated as of April 21, 1999, by and between New Plan Excel Realty Trust, Inc., a Maryland corporation (the "Company") and Gary B. Sabin (the "Executive").

                                WITNESSETH THAT:

            WHEREAS, the Executive has been employed as President of the Company pursuant to the Employment Agreement between the Executive and the Company dated as of May 14, 1998 (as amended, the "Employment Agreement"); and

            WHEREAS, the Executive and the Company have agreed that the Executive shall resign from his employment with the Company and each of its subsidiaries and affiliates, and from the Boards of the Directors of the Company and each of its subsidiaries and affiliates, on the terms and conditions set forth in this Agreement;

            NOW, THEREFORE, the Company and the Executive, in consideration of the covenants herein set forth, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

             1.    RESIGNATION OF EMPLOYMENT AND DIRECTORSHIPS

            The Executive hereby resigns, effective as of the date hereof (the "Date of Resignation"), from his employment with the Company, from his positions as President of the Company and a member of the Board of Directors of the Company and a member of the Investment Committee thereof, as an officer and member of the Board of Directors of ERT Development


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Corporation, and as an officer and member of the Board of Trustees of New Plan
Realty Trust and a member of the Investment Committee thereof, and from all other positions the Executive may currently hold as an officer or member of the board of directors or trustees (or any committee thereof) of the Company or any of the Company's subsidiaries or affiliates, including without limitation the entities listed on Schedule I hereto (the Company and all of its subsidiaries and affiliates being hereinafter referred collectively as the "NXL Entities"). The Executive shall promptly sign and deliver to the Company such other documents as the Company may reasonably determine to be necessary to effect or reflect such resignations.

             2.    SEVERANCE PAYMENTS, BENEFITS AND OBLIGATIONS

             (a) On or about the Date of Resignation, the Company shall pay to the Executive his base salary through the Date of Resignation to the extent it has not previously been paid. In lieu of and in satisfaction of any severance or other payments due under any severance or other benefit plans maintained by any of the NXL Entities, or any individual agreement previously entered into with the Executive by any of the NXL Entities, including without limitation the Employment Agreement, the Company shall provide the Executive with the payments and benefits set forth in Sections 2(b) through (f) below. The Executive will not be entitled to any additional compensation or benefits from the Company or any other NXL Entity, except as specifically provided in this Agreement.

             (b) On the Effective Date (as defined in Section 2(g) below), the Company shall pay the Executive a lump sum severance payment in the amount set forth on Schedule 2, plus the amount of any Company matching contributions that would have been allocated to the Executive's account in the Company's 401(k) plan for pay periods ending on or before the Date

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of Resignation, but for the fact that he has resigned. In addition, in accordance with and subject to the Company's usual practices with respect to the reimbursement of ordinary business expenses, the Company shall reimburse the Executive for ordinary business expenses incurred prior to the date of this Agreement in an amount not to exceed $5,000.

             (c) Promptly following the Date of Resignation, the Company shall pay the Executive a lump sum payment in cash equal to eight times the current quarterly value of the benefits that he and his eligible spouse and dependents have received during the most recent quarterly period under the Company's medical, hospitalization, dental, and life insurance plans, practices and programs. Such payment shall be due and payable regardless of whether or not the Executive should become eligible to receive or should receive benefits under the plans and programs of any subsequent employer, and shall not be reduced or offset by any such benefits. The value of the foregoing benefits shall be computed based on the cost that is currently charged by the Company for continued health coverage as required under Section 4980B of Internal Revenue Code of 1986, as amended, plus the Company's current cost of premiums for such life insurance coverage.

             (d) On the Effective Date, the options to acquire shares of Company stock listed in Schedule 2 to this Agreement with an exercise price less than $21 per share (whether or not vested) shall be canceled in exchange for the lump sum payment for such options shown on Schedule 2, which represents a purchase price equal to the excess, if any, of $21 per share over the per-share exercise price of each such option. The other options listed on Schedule 2, with an exercise price equal to or in excess of $21 per share, shall be treated as follows: (x) those options granted under the Excel Realty Trust, Inc. 1994 Directors Stock Option Plan shall terminate and be forfeited effective on the Date of Resignation, (y) those options granted under any other plan

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of the Company or any of its predecessors and which are vested as of the date hereof, or would become vested in accordance with the terms of the Employment Agreement if the Executive's employment were to have been terminated by the Company without Cause or by the Executive for Good Reason (as such terms are defined in the Employment Agreement) on the Date of Resignation shall fully vest as of the Date of Resignation, and (z) 62% of those options granted under any other plan of the Company or any of its predecessors, but which are not vested as of the date hereof and would not become vested in accordance with the terms of the Employment Agreement if the Executive's employment were to have been terminated by the Company without Cause or by the Executive for Good Reason (as such terms are defined in the Employment Agreement) on the Date of Resignation shall fully vest as of the Date of Resignation, and the remaining 38% of those options shall terminate and be forfeited effective on the Date of Resignation. The options described in the preceding sentence which are not forfeited as of the Date of Resignation shall be exercisable for a period of two years from the Date of Resignation. If at any time during such two-year period the Executive desires to exercise some or all of such options, the Executive shall notify the Company and the Company shall at its option either (x) upon delivery by the Executive of the exercise price under such options and surrender of such options, deliver to the Executive the number of shares of Company stock subject to such options, or (y) upon surrender of such options, pay over to the Executive a lump sum in cash equal to the excess of the then fair market value of the underlying shares over the exercise price for such options.

             (e) On the 60th day following the Effective Date, or at such earlier time as the Company may request upon not less than 3-day's notice to the Executive, regardless of any breach of this Agreement by the Executive, the Executive shall surrender or cause to be surrendered to the Company the shares of Company common stock listed in Schedule 2 to this Agree-

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ment in exchange for a lump sum cash payment, payable on the date of such surrender, as shown on said Schedule 2 (representing a purchase price of $21 per share), plus, if the payment contemplated by this paragraph is not made on or before the 20th day following the Date of Resignation, an amount equal to interest on the amount so payable from (x) the later of (i) the date of the most recent dividend payment on such shares of Company common stock paid or payable to the Executive and (ii) the Date of Resignation through (y) the payment date at a rate equal to the Company's dividend rate on its shares of common stock.

             (f) As soon as practicable after the Effective Date, the Company shall cause the title to the Company-owned items of furniture and equipment which are currently in the Executive's office on the Company's premises, and the title to the Company-owned 1997 Jaguar and 1993 Infiniti automobiles that are currently being used by the Executive, together with a sum in cash equal to the amount of any indebtedness secured by such automobiles, not to exceed $35,000, to be conveyed to the Executive, and the Executive shall assume all such indebtedness secured by such automobiles, and shall indemnify, hold harmless and defend the Company from and against any and all liabilities, obligations, claims or expenses of whatever kind resulting from or relating to the automobiles and such debt. In addition, the Executive shall not be required to reimburse the Company for any prepayments under the automobile insurance policies covering the foregoing automobiles.

             (g) The "Effective Date" shall be the later of the Date of Resignation and the date the Executive provides the Company with written notice
(i) stating whether a reduction pursuant to this Section 2(g) shall be made because the Executive's tax advisor has determined the net after-tax value to the Executive of the payments and benefits provided pursuant to Sections 2(b) through (f) above, after taking into account the excise tax imposed by Section 4999 of the

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Code, would be greater if such payments and benefits were reduced, and (ii) if such a reduction is to be made, specifying which portions of such payments and benefits shall not be made (the "Foregone Payments"). Notwithstanding any other provision of this Agreement, any Foregone Payments set forth in such notice shall not be provided, and the Executive shall be deemed to have waived all of his rights to receive the Foregone Payments.

             (h) Sections 10(a), (b), (d) and (e) and Section 11 of the Employment Agreement shall survive the execution of this Agreement and remain in effect after the date hereof in accordance with their terms. Except as specified in the preceding sentence, this Agreement shall supersede the Employment Agreement and any other agreement, arrangement or understanding between the Company and the Executive, each of which shall be terminated and of no further force or effect from and after the Date of Resignation, without any additional benefits or payments being paid or made thereunder. Subject to the restrictions and limitations hereof and of the Master Separation Agreement and the provisions thereof by which the Executive has hereby agreed to be bound, the Company waives the continuing application of Section 10(c) of the Employment Agreement to the Executive.

             3.    DISPARAGING COMMENTS

            From and after the date of this Agreement, except as may be required by a court or governmental body, each of the Executive and the Company shall, and the Company shall cause each of its subsidiaries and affiliates, and use its reasonable efforts to cause its directors, officers and employees, to, refrain from taking actions or making statements, written or oral, which disparage or defame the goodwill or reputation of, the NXL Entities and their trustees, officers, security holders, partners, agents and former and current employees and directors, or the Executive,

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respectively, or which are intended to, or may be reasonably expected to, adversely affect the morale of the employees of any of the NXL Entities and their trustees, officers, security holders, partners, agents and former and current employees and directors, or the Executive, respectively. The Executive further agrees not to make any negative statements, written or oral, to third parties relating to his employment or any aspect of the business of the NXL Entities and not to make any statements, written or oral, to third parties about the circumstances of his resignation, except as may be required by a court or governmental body, or as may merely repeat any of the matters contained in the press release of the Company issued on or about the date hereof.

             4. CONFIDENTIALITY OF THIS AGREEMENT

             Except as required by law or regulation, none of the parties hereto will disclose the terms of this Agreement, provided that the Executive may disclose such terms to his financial and legal advisors and his spouse and the Company may disclose such terms to selected employees, advisors and affiliates on a "need to know" basis, each of whom shall be instructed by the Executive and the Company, as the case may be, to maintain the terms of this Agreement in strict confidence in accordance with the terms hereof.

             5.    ADDITIONAL RESTRICTIVE COVENANTS

            The Executive shall abide by the provisions set forth in Sections 1.1, 2.1 and 5.2 of that certain Master Separation Agreement, dated as of the date hereof, by and among the Company, ERT Development Corporation ("EDV"), and Excel Legacy Corporation ("Legacy") on the same terms as are applicable to affiliates of Legacy.


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             6.    WAIVER OF OTHER PAYMENTS AND BENEFITS

            The compensation and benefits arrangements set forth in this Agreement are in lieu of any rights or claims that the Executive may have with respect to severance or other benefits, or any other form of remuneration from the NXL Entities, other than benefits under any tax-qualified employee pension benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (including the Company's 401(k) plan), and without limiting the generality of the foregoing, the Executive hereby expressly waives any right or claim that he may have or could assert to payment for salary, bonuses, medical, dental or hospitalization benefits, payments under supplemental retirement plans and incentive plans, life insurance benefits and attorneys' fees, except as otherwise provided in this Agreement or as mandated under applicable law.

             7.    INFORMATION REQUESTS/COOPERATION

            The Executive agrees to make himself, and agrees to use reasonable efforts to cause representatives of any joint venture partners with which the Company has a business relationship prior to the date hereof to be, reasonably available to the Company for a two-year period from the date hereof to respond to requests by the Company for information concerning matters involving facts or events relating to the Company or any other NXL Entity that may be within the Executive's knowledge, and to assist the Company and the NXL Entities as reasonably requested with respect to pending and future litigations, arbitrations or other dispute resolutions; provided, that, to the extent the Executive can reasonably comply with the foregoing requirements, he shall be entitled to do so via telephone; and provided, further, that unless the Executive agrees, his compliance with the foregoing requirements shall not require him to travel to New York City more than once per calendar month. The Company will reimburse the Executive for

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his reasonable travel expenses and out-of-pocket costs incurred as a result of his assistance under this Section 7.

             8.    NO ADMISSION OF WRONGDOING

            Nothing contained in this Agreement shall be construed in any way as an admission by any of the parties of any act, practice or policy of discrimination or breach of contract either in violation of applicable law or otherwise.

             9.    WAIVER AND RELEASE

             (a) In consideration of the payments and benefits set forth in this Agreement, except for the payment and benefits expressly provided herein, the Executive, for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively "Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the NXL Entities and their trustees, officers, security holders, partners, agents, and former and current employees and directors, and their successors, executors and assigns, including without limitation all persons acting by, through, under or in concert with any of them (collectively, "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) (collectively, "Claims") of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Releasors had, now have, or may have in the future as a result of any facts or circumstances cur-

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rently existing or which may have existed in the past (including, without limitation, any and all matters arising from the Executive's employment by or service with the Company), but excluding any Claims arising from any action to enforce the Company's obligations under this Agreement, against each or any of the Releasees (collectively, the "Released Claims"). The Executive acknowledges and agrees that if he or any other Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of this Section 9(a), this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys' fees.

             (b) With respect to any and all Released Claims, the Executive stipulates and agrees that, upon execution of this Agreement, Releasors shall be deemed to have expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The Releasors, upon execution of this Agreement, shall be deemed to have waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Section 1542 of the California Civil Code. The Releasors may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but each Releasor, upon the execution of this Agreement by the Executive, shall

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be deemed to have fully, finally, and forever settled and released any and all
Released Claims, known or unknown, suspected or unsuspected, contingent or noncontingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

             (c) The Executive affirms that he has been represented by counsel in connection with the negotiation and execution of this Agreement and the waiver and release in Section 9(a).

             (d) In consideration of the matters set forth in this Agreement, except for the payment and benefits expressly provided herein, the Company, for itself and its successors and assigns (collectively "NXL Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the Executive and his successors, executors and assigns, including without limitation all persons acting by, through, under or in concert with any of them (collectively, "NXL Releasees"), from any and all Claims of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law which the NXL Releasors had, now have, or may have in the future as a result of any facts or circumstances currently existing or which may have existed in the past (including, without limitation, any and all matters arising from the Executive's employment by or service with the Company), against each or any of the NXL Releasees (collectively, the "NXL Released Claims"); provided that the NXL Released Claims shall not include either (x) any Claims arising from any action to enforce the Executive's obligations under this Agreement or (y) any Claims as to which indemni-


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fication  of a director  or officer of the Company  would be  unavailable  under
Maryland law (it being understood and agreed for this purpose that the provision in such law barring indemnification as to any acts or omissions involving "an improper personal benefit in money, property or services" shall not extend to any benefit that might be deemed to have been afforded to the Executive merely as a result of his status as a director, officer or shareholder of Legacy or EDV, and this Agreement shall not in any event constitute a release or waiver of any Claim against Legacy). The Company acknowledges and agrees that if it or any other NXL Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the NXL Releasees with respect to any cause, matter or thing which is the subject of this Section 9(d), this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable NXL Releasee may recover from the Company all costs incurred in connection with such action, claim or proceeding, including attorneys' fees.

             (e) With respect to any and all NXL Released Claims, the Company stipulates and agrees that, upon execution of this Agreement, the NXL Releasors shall be deemed to have expressly waived and relinquished, to the fullest extent permitted by law, the provisions, rights, and benefits of Section 1542 of the California Civil Code, which provides:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The NXL Releasors, upon execution of this Agreement, shall be deemed to have waived any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to ss. 1542 of the California Civil Code. The NXL Releasors may hereafter discover facts in addition to or differ-

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ent from those which he, she or it now knows or believes to be true with respect to the subject matter of the NXL Released Claims, but each NXL Releasor, upon the execution of this Agreement by the Company, shall be deemed to have fully, finally, and forever settled and released any and all NXL Released Claims, known or unknown, suspected or unsuspected, contingent or noncontingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts.

             (f) The Company affirms that it has been represented by counsel in connection with the negotiation and execution of this Agreement and the waiver and release in Section 9(d).

             10.   PUBLIC STATEMENT

            The parties agree that the Executive's resignation of his employment will be announced by the statement attached hereto as Exhibit A, and no subsequent comments shall be made to the media or through other public statements by any party hereto regarding the Executive's resignation of his employment that are inconsistent with such statement, except as may be required by applicable law or regulation.

             11.   NO RELIANCE

            The Executive represents and acknowledges that, in executing this Agreement, he has not relied upon any representation or statement made by the Company not set forth herein.

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             12.   GOVERNING LAW

             (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof, to the extent not superseded by applicable federal law. It is the intention of the parties that any dispute or litigation arising out of the negotiation, existence, performance, interpretation or enforcement of this Agreement shall be determined only by the Courts of the State of California (including the federal courts located in the State of California), and no other court or tribunal. THE PARTIES HERETO HEREBY AGREE THAT ANY DISPUTE CONCERNING FORMATION, MEANING, APPLICABILITY, ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT SHALL BE SUBMITTED TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA (INCLUDING FEDERAL COURTS IN THE STATE OF CALIFORNIA), AND NO OTHER STATE SHALL HAVE JURISDICTION OVER SUCH MATTERS, AND FURTHER AGREE TO WAIVE ALL RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY SUCH MATTERS. WITH RESPECT TO ANY SUCH DISPUTE, ALL PARTIES HERETO AGREE TO WAIVE ANY DEFENSES OR OBJECTIONS THEY MAY HAVE TO THE PERSONAL JURISDICTION OVER THEM OF THE AFORESAID CALIFORNIA COURTS, AND THE EXECUTIVE AGREES THAT SERVICE OF PROCESS UPON HIM BY MAIL AT THE ADDRESS CONTAINED HEREIN SHALL BE GOOD AND SUFFICIENT PERSONAL SERVICE, AND THAT SUCH SERVICE SHALL BE DEEMED TO HAVE BEEN MADE UPON HIM AS IF HE WERE PERSONALLY SERVED AT A LOCATION WITHIN THE STATE OF CALIFORNIA.

             (b) If either party brings an action to enforce its rights under this Agreement, the prevailing party in the action, at such time as the action is binding, final and no longer ap-

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pealable,  shall be  entitled  to  recover  its costs and  expenses,  including, without limitation, reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

             13.   WARRANTY

            The parties hereto represent and warrant that there exists no impediment or restraint, contractual or otherwise on their power, right or ability to enter into this Agreement and to perform their duties and obligations hereunder or as contemplated hereby.

             14.   TAXES

            All payments made and benefits provided to the Executive under this Agreement shall be reduced by, or the Executive will otherwise pay, all required withholding, employment and Medicare taxes applicable to the Executive.

             15.   NO COERCION

            The parties hereto represent and acknowledge that they have decided to enter into this Agreement voluntarily, knowingly and without coercion of any kind.

             16.   ENFORCEABILITY; SEVERABILITY

            The parties hereto affirmatively acknowledge that this Agreement, and each of its provisions, is enforceable, and expressly agree not to challenge nor raise any defense against the enforceability of this Agreement or any of its provisions in the future (including, for purposes of this Section 16, Section 10 of the Employment Agreement). In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

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             17.   NOTICES

            All notices, requests, demands and other communication which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; that day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express) and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

            If to the Executive, addressed to:

            Gary B. Sabin
            c/o Excel Legacy Corporation
            16955 Via Del Campo, Suite 100
            San Diego, California  92127
            Telecopier: (619) 485-8530

            with a copy to:

            Latham & Watkins
            701 B Street, Suite 2100
            San Diego, California  92101-8197
            Attention:  Scott N. Wolfe, Esq.
            Telecopier: (619) 696-7419

            If to the Company, addressed to:

            New Plan Excel Realty Trust, Inc.
            1120 Avenue of the Americas
            New York, New York  10036
            Attention:  Chief Executive Officer
            Telecopier: (212) 302-4776

or to such other place and with such other copies as any party may designate as to itself or himself by written notice to the others.

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             18.   AMENDMENTS; WAIVERS

            This Agreement may not be amended, modified or terminated, except by a written instrument signed by the parties hereto. Any provision of this Agreement may be waived by a written instrument signed by the party to be charged with such waiver.

             19.   SUCCESSORS

            This Agreement shall be binding on the Executive, the Company and their respective heirs, successors and assigns, including without limitation any corporation or other entity into which the Company may be merged, reorganized or liquidated, or by which the Company may be acquired. The obligations of the Company may be assigned without limitation, provided that the Company shall remain liable for the payment obligations under Section 2; but, as the obligations to be performed by the Executive hereunder are unique based upon his skills and qualifications, the Executive's obligations under this Agreement may not be assigned.

             20.   ENTIRE AGREEMENT

            Except as specified herein, this Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

             21.   COUNTERPARTS

            This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

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            IN WITNESS WHEREOF, the parties have executed this Agreement, as of the date and year first written above.

                                    NEW PLAN EXCEL REALTY TRUST, INC.

                                       By: /s/ Arnold Laubich
                                          --------------------------------------
                                          Name:  Arnold Laubich
                                          Title: Chief Executive Officer

                                                  /s/ Gary B. Sabin
                                          --------------------------------------
                                                      Gary B. Sabin